As filed with the Securities and Exchange Commission on April 19, 2023

Registration No. 333-251041

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT REGISTRATION STATEMENT NO. 333-251041

UNDER THE SECURITIES ACT OF 1933

Atlas Technical Consultants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-0808563
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

13215 Bee Cave Parkway, Building B, Suite 230 Austin, Texas	78738
(Address of Principal Executive Offices)	(Zip Code)

Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan

(Full title of the plan)

(512) 851-1501

(Telephone Number, Including Area Code, of agent for service)

L. Joe Boyer

Chief Executive Officer

13215 Bee Cave Parkway Building B, Suite 230

Austin, Texas 78738

(512) 851-1501

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Neill Jakobe

Brandon Howald

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Tel: (415) 315-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-251041 on Form S-8 (the “Registration Statement”), filed by Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on November 30, 2020, pertaining to the registration of 641,007 shares of the Company’s Class A common stock, par value $0.0001 per share under the Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan.

On January 30, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GI Apple Midco LLC, a Delaware limited liability company (“Parent”) and GI Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub has merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent. The Merger became effective on April 19, 2023.

In connection with the closing of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offerings, the Company hereby amends the Registration Statement to remove from registration any and all securities of the Company registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 19th day of April, 2023..

Atlas Technical Consultants, Inc.

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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